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                                                                     EXHIBIT 12

                      Williams Holdings of Delaware, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in millions)

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
                                                     Three months ended
                                                       March 31, 1997
                                                     ------------------
Earnings:
   Income before income taxes                            $   74.2
   Add:
      Interest expense - net                                 12.9
      Rental expense representative of interest factor        2.0
      Other                                                    .2
                                                         --------
         Total earnings as adjusted plus fixed charges   $   89.3
                                                         ========

Fixed charges:
   Interest expense - net                                $   12.9
   Capitalized interest                                       1.2
   Rental expense representative of interest factor           2.0
                                                         --------
         Total fixed charges                             $   16.1
                                                         ========
Ratio of earnings to fixed charges                           5.55
                                                         ========

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